UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2015

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2015, the Compensation Committee of the Board of Directors of United Online, Inc. (the “Company”) adopted and approved a Change in Control Policy for Executives (the “Policy”).  The Policy provides certain benefits if an eligible participant experiences a separation from service as a result of a termination of employment without cause, or a termination of employment for good reason, in either case within 24 months following a Change in Control (as defined in the Policy) of the Company.  If such events occur and a participant has signed a general release of claims in favor of the Company, the Policy provides the following benefits to such participant:

•                  for the Chief Executive Officer, an amount equal to: two times (2X) annual salary as of the termination date, two times (2X) target bonus as of the termination date, any earned but unpaid annual bonus with respect to the preceding fiscal year, a pro-rated annual bonus for the fiscal year in which the termination date occurs, and up to 18 months of COBRA premiums (if such coverage is elected by the Chief Executive Officer);

•                  for any Tier I participant in the Policy, an amount equal to: one and one-half times (1.5X) annual salary as of the termination date, one and one-half times (1.5X) target bonus as of the termination date, any earned but unpaid annual bonus with respect to the preceding fiscal year, a pro-rated annual bonus for the fiscal year in which the termination date occurs, and up to 18 months of COBRA premiums (if such coverage is elected by the participant);

•                  for any Tier II participant in the Policy, an amount equal to: one times (1X) annual salary as of the termination date, one times (1X) target bonus as of the termination date, any earned but unpaid annual bonus with respect to the preceding fiscal year, a pro-rated annual bonus for the fiscal year in which the termination date occurs, and up to 12 months of COBRA premiums (if such coverage is elected by the participant); and

•                  for all participants in the Policy, any non-performance-based equity awards awarded (after February 19, 2015) under the Company’s equity-based compensation plans shall be fully vested and exercisable.

If any payment under the Policy would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then the payments and, if necessary, accelerated vesting of equity awards, will be reduced to provide the participant with the greatest after-tax amount of benefits.

The Policy also contains certain participants’ covenants, including non-solicit and non-disparagement provisions in favor of the Company.  The Compensation Committee has currently designated the following individuals as participants under the Policy: the Company’s Chief Executive Officer, Chief Financial Officer (Tier I), General Counsel (Tier I), and Chief People Officer (Tier II). The Compensation Committee has the authority to designate additional participants in the future. By accepting the benefits provided under the Policy, each participant agrees that the benefits supersede any provisions relating to severance benefits provided under any employment or offer letter agreement to which such participant is a party.

The foregoing description of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2015	UNITED ONLINE, INC.

	By:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer